EXHIBIT 3.1

                    ARTICLES OF AMENDMENT OF

                            CHARTER

                               OF

                BEDFORD PROPERTY INVESTORS, INC.

     THIS IS TO CERTIFY THAT:

   FIRST:   The charter of Bedford Property Investors, Inc., a
Maryland corporation (the "Corporation"), is hereby amended by deleting existing Section 1 of Article V and adding a new Section 1 as follows:

        Section 1. Authorized Shares. The total number of shares of stock which the Corporation has authority to issue is 70,000,000 shares, of which 50,000,000 shares are shares of Common Stock, $0.02 par value share ("Common Stock"), 10,000,000 shares are shares of Preferred Stock, $0.01 par value per share ("Preferred Stock"), and 10,000,000 shares are shares of Series A Convertible Preferred Stock, $.01 par value per share ("Series A Preferred"). The aggregate par value of all authorized shares of stock having a par value is $1,200,000.

   SECOND: The total number shares of stock which the Corporation had authority to issue immediately prior to this amendment was 15,000,000 shares of Common Stock, $0.02 par value per share, 10,000,000 shares of Preferred Stock, $0.01 par value per share, and 10,000,000 shares of Series A Convertible Preferred Stock, $0.01 par value per share, having an aggregate par value of $500,000.

   THIRD: The total number of shares of stock which the Corporation has authority to issue, pursuant to the charter of the Corporation as hereby amended, is 50,000,000 shares of Common Stock, $0.02 par value per share, 10,000,000 shares of Preferred Stock, $0.01 par value per share, and 10,000,000 shares of Series A Convertible Stock, $0.01 par value per share, having an aggregate par value of $1,200,000.

   FOURTH: The amendment to the charter of the Corporation as set forth above has been duly advised by the board of directors and approved by the Stockholders of the Corporation as required by law.

   FIFTH: The undersigned President acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information, and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

   IN WITNESS WHEREOF, the Corporation has caused these Articles to be signed in its name and on its behalf by its President and attested to by its Secretary on this 11th day of August, 1997.



ATTEST: BEDFORD PROPERTY INVESTORS, INC.



   By: /s/ Peter B. Bedford

           Peter B. Bedford
           Its President




   By: /s/ Jennifer I. Mori

            Jennifer I. Mori
            Its Secretary